Exhibit 6.8

STOCK EXCHANGE AGREEMENT

This STOCK EXCHANGE AGREEMENT (this “Agreement”), dated as of December 29, 2025, is entered into by and among Immersed Inc., a Delaware corporation (the “Company”), and the person listed on the signature page hereto (the “Stockholder”).

RECITALS

WHEREAS, the Company has filed with the United States Securities and Exchange Commission an offering statement on Form 1-A in connection with an exempt offering under Regulation A, Tier 2 (the “Offering”) promulgated under Section 3(b)(2) of the Securities Act of 1933, as amended, and in connection with the Offering, the Company performed certain corporate governance changes;

WHEREAS, following stockholder consent, on December 29, 2025, the Company filed with the Secretary of State of Delaware its Second Amended and Restated Certificate of Incorporation reclassifying its capital stock;

WHEREAS, following reclassification, the Stockholder currently owns 80,000,000 shares of Series B common stock, par value $0.00001 per share, of the Company (the “Series B Common Stock” and “Stockholder’s Common Stock,” respectively);

WHEREAS, the Company agreed to exchange up to all Stockholder’s 80,000,000 shares of Series B Common Stock for shares of Series C Shares (as defined below);

WHEREAS, upon the execution of this Agreement, the Company shall exchange the Stockholder’s 75,833,333 shares of Series B Common Stock as detailed herein for 75,833,333 shares of Series C Common Stock (the “Series C Shares” and the “Exchange of Shares,” respectively); and

WHEREAS, the Stockholder agrees to accept the 75,833,333 shares of Series C Shares in exchange for the Stockholder’s 75,833,333 shares of Series B Common Stock in accordance with the terms of this Agreement;

WHEREAS, the Stockholder desires to retain 4,166,667 shares of Series B Common Stock that the Stockholder will continue to hold after the Exchange of Shares;

NOW THEREFORE, in order to implement the foregoing and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Stockholder hereby agree as follows:

AGREEMENT

1.            Exchange of Shares; Replacement of Certificates. The Company and the Stockholder hereby agree that the Company shall issue to the Stockholder, and the Stockholder shall acquire from the Company, the 75,833,333 shares of Series C Shares in consideration of and in exchange for (i) the Stockholder’s 75,833,333 shares of Series B Common Stock, (ii) the surrender by the Stockholder of the 75,833,333 shares of Stockholder’s Series B Common Stock, and (iii) the release by the Stockholder as set forth in Section 2. In furtherance of the foregoing, the Stockholder shall surrender to the Company a certificate or certificates evidencing the Stockholder’s 75,833,333 shares of Series B Common Stock (the “Share Certificate”), if any, for cancellation, upon the surrender of such Share Certificate, such Share Certificate shall forthwith be canceled and the Company shall, subject to Section 3, execute and deliver to the Stockholder a stock certificate or certificates evidencing the 75,833,333 shares of Series C Shares, as well as the 4,166,667 shares of Series B Common Stock that the Stockholder will continue to hold after the Exchange of Shares. For U.S. federal income tax purposes, the Exchange of Shares is intended to be treated as a tax-deferred recapitalization under section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and/or as a tax-deferred exchange described in section 1036(a) of the Code.

2.            Release of Claims. The Stockholder, its respective successors and assigns, and all persons or entities acting by, through, under or in concert with the Stockholder, do hereby release and forever discharge the Company, all past and present officers, directors, employees, stockholders, counsel, agents, representatives, and advisors of the Company, all successors and past and present affiliates and subsidiaries of the Company, if any, and all of the Company’s successors’ and past and present subsidiaries’ and affiliates’, if any, officers, directors, employees, stockholders, counsel, agents, representatives, and advisors of and from any and all manner of (and hereby waive any) claims, actions or proceedings of any nature which have been, could have been, or could be brought in any local, state or federal court, administrative agency or other tribunal, including but not limited to, those arising under common law, federal or state law, whether in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent, including all claims for incidental, consequential, punitive, rescissory or exemplary damages or equitable relief, which any party hereto now has or may hereafter have against any of the foregoing, arising out of or related to the prior issuance of, or any alleged prior issuance of, the Stockholder’s Series B Common Stock and/or the execution and delivery of the Share Certificate, including for the avoidance of doubt and without limitation any right, title, or interest in or to any of the foregoing.

3.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

4.            Assignment; Binding Effect; Benefits. This Agreement is not assignable without the written consent of each of the Company and the Stockholder. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the Company, the Stockholder and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person or entity other than the Company, the Stockholder and their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement.

5.            Amendment. This Agreement may be amended only by a written instrument signed by each of the Company and the Stockholder which specifically states that it is amending this Agreement.

6.            Counterparts. This Agreement may be signed in any number of counterparts (manually or by facsimile, conformed or electronic signature), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

IMMERSED INC.

By:	/s/ Renji Bijoy
Name:	Renji Bijoy
Title:	Chief Executive Officer

[Signature Page to Stock Exchange Agreement]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

STOCKHOLDER

/s/ Renji Bijoy
Renji Bijoy

[Signature Page to Stock Exchange Agreement]